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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ________________________

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                           ACCUIMAGE DIAGNOSTICS CORP.
                ________________________________________________
                (Name of Registrant as Specified In Its Charter)


                                (NOT APPLICABLE)
     _______________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which  transaction  applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
    2)  Form, Schedule or Registration Statement No.:
    3)  Filing  Party:
    4)  Dated Filed:

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


                           ACCUIMAGE DIAGNOSTICS CORP.
                         501 GRANDVIEW DRIVE, SUITE 100
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   JULY __, 2004

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AccuImage Diagnostics Corp., a Nevada corporation (the "Company"), will be held on July __, 2004, at 10:00 a.m., local time, at 501 Grandview Drive, Suite 100, South San Francisco, California 94080 for the following purposes:

1. To elect seven directors to serve for the ensuing year and until their successors are elected and qualified.

2. To consider and take action on the proposal to amend the Amended and Restated Articles of Incorporation to authorize an additional 25 million shares of Common Stock.

3. To ratify the appointment of Odenberg, Ullakko, Muranishi & Co., L.L.P. as the Company's independent accountants.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on June __, 2004 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                 By order of the Board of Directors,


                                 _______________________________________________
                                                   Aviel Faliks
                                 Chairman, President and Chief Executive Officer


South San Francisco, California
June ___, 2004





ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                           ACCUIMAGE DIAGNOSTICS CORP.
                         501 GRANDVIEW DRIVE, SUITE 100
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

                                 PROXY STATEMENT

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of AccuImage Diagnostics Corp., a Nevada corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on July __, 2004 at 10:00 a.m., local time. Only holders of record of the Company's Common Stock at the close of business on June __, 2004, the record date fixed by the Company's Board of Directors (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 48,338,295 shares of Common Stock. The Annual Meeting will be held at the Company's headquarters located at 501 Grandview Drive, Suite 100, South San Francisco, California 94080.


VOTING AND REVOCABILITY OF PROXIES

     All properly executed proxies that are not revoked will be voted at the meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted FOR approval of all proposals in accordance with the recommendation of the Company's Board of Directors. Any person giving a proxy in the form accompanying this statement has the power to revoke such proxy at any time before its exercise. The proxy may be revoked by filing with the Chairman of the Board of the Company at the Company's principal executive office an instrument of revocation or a duly executed proxy bearing a later date, by filing written notice of revocation with the secretary of the meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot or by voting in person at the annual meeting.

     Holders of Common Stock are entitled to one vote for each share of Common Stock held to vote on each matter to be considered and acted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors. Broker non-votes and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote will be counted in determining whether a quorum is present at the Annual Meeting, but will have no effect on the election of directors.


SOLICITATION

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to shareholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or employees of the Company; no additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

     Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company intends to mail this proxy statement on or about June __, 2004.

     A copy of each of the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, without exhibits thereto, as filed with the Securities and Exchange Commission (the "SEC") accompanies this Proxy Statement. Shareholders may obtain, for the cost of copying, a copy of any exhibits thereto by writing: AccuImage Diagnostics Corp., 501 Grandview Drive, Suite 100, South San Francisco, California 94080-4920, Attention: Investor Relations. In addition, we are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are required to file reports, proxy statements and other information with the SEC.

You may inspect and copy our reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at the prescribed rates. The SEC maintains a web site on the internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the SEC through the EDGAR system.


SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal that a shareholder may desire to have included in the Company's proxy material for presentation at the Annual Meeting to be held in 2005 must be received by the Company at its executive offices at 501 Grandview Drive, Suite 100, South San Francisco, California 94080-4920 Attention: Investor Relations, on or prior to September 16, 2004, or such proposal will be considered untimely.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the Annual Meeting of Shareholders to be held in 2005 but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office not later than November 30, 2004 and certain other conditions of the applicable rules of the SEC are satisfied.

EXECUTIVE OFFICERS

     The names of our executive officers and other information about them are shown below.

NAME                     AGE       POSITION

Aviel Faliks, Ph.D        29       President and Chief Executive Officer
Ray Vallejo               56       Chief Operating Officer
Kathleen Ryan             47       Chief Financial Officer

     AVIEL FALIKS, PH.D., has served as a Director of the Company since December, 2003 and as the Chairman of the Board, President and Chief Executive Officer of the Company since January, 2004. Dr. Faliks is a managing director of A-Squared Management LLC, a financial management company. Prior to A-Squared Management, Dr. Faliks was a managing director of BC Equity Partners from 2001-2003. Dr. Faliks was a proprietary trader on the statistical arbitrage desk of Bear Stearns from 1999 to 2001. From 1995 to 1999 Dr. Faliks earned his Ph.D. in Chemical Physics from Princeton University. He also holds an undergraduate degree in mathematics from Harvard University.

     RAY VALLEJO, has served as the Company's Chief Operating Officer since January, 2004. Before joining the Company, Mr. Vallejo served as Vice President of Operations with Malibu Networks, Inc., a start-up that developed and manufactured 802.11 broadband wireless and QoS software products. From 2000 to 2001, he served as Senior Vice President of Operations with Bridgewave Communications, Inc., a start-up that developed and manufactured licensed 3.5GHz to 26GHz broadband wireless products. From 1998 to 2000, Mr. Vallejo was a Senior Director with SGI, the professional service division of a $3 billion company providing custom hardware and software solutions. Mr. Vallejo brings 23 years of diverse operations management experience in start-up to billion dollar companies. His product experience includes computing, cable and broadcasting, wireless, networking, video serving, 3D graphics and visual storage solutions, storage, and medical test and measurement.

     KATHLEEN RYAN , has served as the Company's Chief Financial Officer since February, 2004. She has over twenty-five years experience in financial management and accounting. Ms. Ryan is a co-founder and Chief Operating Officer of Macias & Ryan, Inc., a financial consulting firm founded in 1993 to provide outsourced accounting and financial management to corporations. She also served as Director if Finance at Quantum Corporation, a disk drive manufacturer, from 1986 to 1993. She started her career at PricewaterhouseCoopers in 1978 and worked in both the audit and tax departments until 1986. Ms. Ryan is a CPA and holds a bachelor's degree from Santa Clara University.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules. The following table sets forth certain information as of March 31, 2004, regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director and each nominee for election as a director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in this Proxy Statement, and (iv) all current directors and current executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to the Company by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.


                                            AMOUNT AND NATURE
                    NAME & ADDRESS OF         OF BENEFICIAL       PERCENT OF
TITLE OF CLASS     BENEFICIAL OWNER (1)       OWNERSHIP (A)         CLASS
______________     ____________________     _________________     __________


 Common Stock      Aviel Faliks, Ph.D         25,050,000            47.0%

 Common Stock      Joel L. Blank, Ph.D                 -                *

 Common Stock      C. Allen Wall, M.D.         7,253,577(b)         13.6%


 Common Stock      Chung Lew                   1,800,000 (c)         3.4%


 Common Stock      Leon Kaufman, Ph.D.                 -                *


 Common Stock      Shelly Powers                       -                *


 Common Stock      Oscar Gils Carbo                    -                *


 Common Stock      Hirsch Handmaker, M.D.              -                *

                   All Directors and Executive
 Common Stock      Officers as a Group                              50.4%

(*)  Less than 1.0%.
(1) The address for each of the individuals listed, unless otherwise stated, is: 501 Grandview Drive, Suite 100, South San Francisco, CA 94080.
(a) As of the Record Date, 48,336,295 shares of common stock were outstanding. Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial. The term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contact, arrangement, understanding, relationship, or otherwise. Stock warrants and options are exercised for the Company's Common Stock, pursuant to the Plan.
(b) Includes 3,000,000 shares owned directly, 3,378,577 owned by C. A. Wall Family Foundation, which is beneficially owned and controlled by Dr. Wall, and 875,000 vested stock options, as of March 31, 2004 or exercisable within 60 days thereafter.
(c) Includes 1,500,000 shares owned directly and 300,000 warrants exercisable for common stock.

CHANGE OF CONTROL OF THE COMPANY

     Pursuant to a Common Stock Purchase Agreement dated October 24, 2003, between Dr. Aviel Faliks and the Company, on that date, Dr. Faliks purchased 25,050,000 shares of the Company's Common Stock for an aggregate purchase price of $1,002,000, or $.04 per share. Dr. Faliks funded the investment through use of personal funds. As a result of his investment, Dr. Faliks beneficially owns 52.2% of the Company's outstanding Common Stock. As a result of the voting power associated with such stock, Dr. Faliks controls the Company.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

DIRECTOR NOMINEES

                                                                        DIRECTOR
NAME                       AGE               POSITION                    SINCE

Aviel Faliks, Ph.D          29     Chairman of the Board, President       2003
                                   and Chief Executive Officer
Joel L. Blank, Ph. D.       62     Director                               2004
Hirsch Handmaker, M.D.      63     Director                               2004
David Goldbrenner           29     Director                               2004
Sourav Goswami              29     Director                               2004
Ron Schilling               64     Director                               2004
Chung Lew                   45     Director                               2004

     Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until his death, resignation, or removal.

     There are seven nominees for the seven Board positions currently able to be filled pursuant to the Company's Bylaws. All nominees are currently acting directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any director is unable to stand for re-election, the Board may designate a substitute. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. Directors are elected by a plurality of the votes cast, which means the seven candidates receiving the greatest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.


REQUIRED VOTE

     Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the highest number of votes FOR, in person or by proxy, will be elected as directors. Abstentions and broker non-votes will not have an effect upon the outcome of the election.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
                            FOR DIRECTOR NAMED BELOW


Seven directors will be elected at the Annual Meeting to serve for a one-year term expiring on the date of the annual meeting in 2005. Proxies can be voted for no more than seven nominees. Certain biographical information regarding the Company's directors and nominees is set forth below.

AVIEL FALIKS, PH.D., DIRECTOR, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Information regarding Dr. Faliks is included in the section titled "Executive Officers" above.

     JOEL L. BLANK, PH.D., DIRECTOR, has over thirty (30) years of experience in the advanced technology, medical equipment and medical service fields, including management of marketing, sales, service, research and development and manufacturing operations and medical service business general management. Dr. Blank is a founder and principal of Radiosurgical Centers Corporation, a company formed in 1992 to develop and operate radiosurgery centers, and is the managing partner for San Diego Gamma Knife Center, L.P. Dr. Blank was a founder and CEO of Corgentech Inc., a private company formed in 1999 to develop and market novel molecular and genetic-based therapies for treatment of cardiovascular and other disorders. Dr. Blank was the founding president and CEO of SYNARC Inc., a private company formed in 1998 to provide services to pharmaceutical companies on the use of advanced medical imaging techniques in the design and conduct of clinical trials. Until 1988, Dr. Blank was a vice president of Diasonics MRI Division, participating in the start up of Diasonics' MRI business, which grew from a research and development project in 1981 to a $125 million per year business. Prior to joining Diasonics in 1981, Dr. Blank served as a director of new product marketing and as director of production for Pfizer Medical Systems, and as a research leader at Western Electric's Engineering Research Center. Dr. Blank received his Ph.D. in plasma physics and his M.Eng. from Yale University and his BME from Cooper Union.

     HIRSCH HANDMAKER, M.D., DIRECTOR, earned his Bachelor of Science degree at The University of Arizona and his M.D. at The University of Southern California College of Medicine. He was a founder, President and Chairman of the Boards of RadPharm, Inc., and Diagnostic Networks, Inc., was a member of the Board of Directors of The Cyclotron Corporation and Diatide, Inc., has been a consultant or advisor to various other public and private companies, and served as a Director of the Society of Nuclear Medicine Education and Research Foundation. He is the Founder and President of Healthcare Technology Group, a management and consulting firm specializing in providing technical and business advice to investors, private and public corporations, hospitals, medical practices, and individuals interested in the health care and medical technology business sectors. Dr. Handmaker served as Executive Director of the Arizona Institute of Nuclear Medicine and Medical Director of Papago Imaging, both in Phoenix, Arizona, from 1994 to 1997. He previously was Vice-Chairman of the Department of Nuclear Medicine, California Pacific Medical Center and Director of Nuclear Medicine at Children's Hospital of San Francisco for 22 years prior to his return to Arizona. He is a diplomat of the American Boards of Radiology and Nuclear Medicine and a Fellow of the American College of Nuclear Physicians. He has authored and co-authored over fifty original publications and two textbooks concerned with nuclear medicine and diagnostic imaging. Dr. Handmaker currently serves as Chairman and Acting CEO of VirtuRad, serves on The Advisory Board of The Arizona Cancer Center and is Chairperson of the Steering Committee of the Women's Cancer Prevention arm of The Arizona Cancer Center.

     DAVID GOLDBRENNER, DIRECTOR, worked at a commodity futures trading firm before entering the field of technology consulting. In 1998, Mr. Goldbrenner started Idyllix Corporation to provide information management software to publishing companies, and designed a data indexing system for one of his clients. In 2001, Mr. Goldbrenner joined Oracle Corporation's Internet Files System group. In 2003 Mr. Goldbrenner began teaching mathematics in the San Francisco area. Mr. Goldbrenner has a degree in electrical engineering from Harvard University.

     SOURAV GOSWAMI, DIRECTOR, is co-founder and General Manager/VP of Operations for Signet Programming Services, a clinical informatics company providing software solutions to the government and pharmaceutical companies. Prior to Signet PSI, Mr. Goswami was a serial entrepreneur with eight (8) years of experience in management, finance and technology. Mr. Goswami was a VP of Finance for Systems on Silicon, a semiconductor startup that was sold to TranSwitch Corporation a public semiconductor company, where he helped manage venture capital operations. Mr. Goswami was instrumental in establishing and staffing the software research and development division of Mutual of New York from 1998 to 1999. He also co-founded Lydstrom, Inc., a media startup company, in 1998 and consulted for NX Technologies, a relational database company, from 1999 to 2000. Mr. Goswami has consulted extensively in the areas of business strategy, IT Strategy and finance for such clients as MONY and Medicare Services, the largest private health insurance administration company in India. In addition, Mr. Goswami was an associate at Reckson Strategic Venture Partners from 1999 to 2003 and an analyst at Goldman, Sachs and Co., from 1996 to 1998. Mr. Goswami serves on the board for Signet Programming Services and the Board of Advisors for Accordion Networks. Mr. Goswami received his Bachelor's degree from Harvard University and his MBA from Columbia University.

     CHUNG LEW, DIRECTOR, has over twenty years experience in asset management. Mr. Lew has held management positions with Prudential Securities from 1982 to 1986, Kleinwort Benson N.A. from 1986 to 1992, Salomon Brothers Inc. from 1992 to 1994, Millennium Capital Management from 1994 to 1995 and U.S. Trust Company of New York from 1995 to 2003, with a focus on domestic and international investments. Mr. Lew has been a hedge fund manager with A-Squared Capital Management since 2003, where he oversees trading and research operations for LBF Fund, LP. Mr. Lew received a Bachelor's degree in Chemistry from The Johns Hopkins University.

     RON SCHILLING, PH.D., DIRECTOR, has 37 years of experience launching, managing and leading the growth of high technology companies. Dr. Schilling has held various executive management positions at Toshiba (from 1988 to 1997), RCA (from 1984 to 1988) and Diasonics (from 1979 to 1984). Dr. Schilling was a participant in the development of CMOS semiconductor memory, and led the world's first commercial introduction of Magnetic resonance imaging. Dr. Schilling is a member of the Board of Advisors of the Society for Computer Applications in Radiology, the Radiology Outreach Foundation and DIAGNOSTIC IMAGING and APPLIED RADIOLOGY magazines. He is a past member of FutuRad of the Radiologic Society of North America, an organization established to determine the future of radiology. Dr. Schilling is a member of the Management Committee of the Stanford Alumni Consulting Team and of the Advisory Board of the Dean of Engineering at UC Davis. In addition, Dr. Schilling is a director of the Alzheimer's Association of the Greater Day Area. Dr. Schilling holds degrees in electrical engineering and management from the City College of New York, Princeton, Polytechnic Institute of NY and Stanford University.

INDEPENDENCE OF DIRECTORS

     The Company's common stock is not currently quoted on the Nasdaq Stock Market or listed on any national stock exchange. Accordingly, the Company is not subject to the standards imposed by self-regulatory agencies such as the New York Stock Exchange or Nasdaq regarding independence of directors. Furthermore, were it to be subject to such rules,as a "controlled company", the Company would be exempt from the requirements (a) that listed companies have a majority of independent directors and (b) that the members of the Compensation Committee be composed entirely of independent directors. A "controlled company" is defined by Nasdaq and the New York Stock Exchange as a company of which more than 50% of the voting power is held by an individual, group or other company. If its stock were listed or quoted, the Company would be a "controlled company" in that more than 50% of its voting stock is owned by Dr. Faliks. Nevertheless, in the judgment of the Board of Directors, each of the following directors of the Company meets the standards of independence required by Nasdaq: Dr. Blank, Dr. Handmaker, Mr. Goldbrenner, Mr. Goswami, and Dr. Schilling.

CODE OF ETHICS

     The Company has not adopted a code of ethics.


TRANSACTIONS WITH MANAGEMENT AND OTHERS

      On October 24, 2003 Dr. Aviel Faliks, Chairman of the Board, President and Chief Executive Officer of the Company, purchased 25,050,000 shares of the Company's Common Stock for an aggregate purchase price of $1,002,000, or $.04 per share. On October 23, 2003, Dr. Faliks loaned the Company $500,000 and the Company issued Dr. Faliks a Promissory Note, in the amount of $500,000. The Promissory Note bears interest at a rate of 5% per annum and matures in October 2004. On November 6, 2003, Dr. Faliks loaned the Company an additional $500,000 and the Company issued Dr. Faliks a second Promissory Note in the amount of $500,000. The second Promissory Note also bears interest at 5% per annum and matures in November 2004.

         Dr. Leon Kaufman, Ph.D., former Chief Executive Officer and director of the Company until February 2004, is also President of International MRI Accreditation Resources, LLC. (IMAR). IMAR provides services for one of the Company's customers and was paid $1,583 and $6,417 during fiscal years 2003 and 2002, respectively. The Company paid Dr. Kaufman $1,250 in each of fiscal years 2003 and 2002, in interest on a June 2001 loan.

         Dr. Klock, a director of the Company until February 2004, is Chairman and a 50% shareholder of Holistica Hawaii, LLC, which purchased a workstation and eStation3D from the Company in fiscal year 2000. Sales to Holistica Hawaii for the fiscal year ended September 30, 2003 and 2002 amounted to $0 and $5,000, respectively. The sales were made on the same terms as those given to unaffiliated third parties, and the Board determined the transactions were fair to the Company. The Company paid Dr. Klock $1,250 in each of fiscal years 2003 and 2002, in interest on a June 2001 loan.

         Dr. Hirsch Handmaker, a director of the Company until February 2004, is also Chairman and Acting CEO of VirtuRad.com, LLC. On March 1, 2002, the Company entered into a contract with VirtuRad to provide AccuStitch software, which is to be used in conjunction with VirtuRad products that are sold and/or distributed by VirtuRad to VirtuRad customers. Sales to VirtuRad for the fiscal years ended September 30, 2003 and 2002 amounted to $10,000 and $0, respectively.

BOARD COMMITTEES AND MEETINGS

     During fiscal year ended September 30, 2003 the Board of Directors held 12 meetings. Each incumbent director attended at least 75 percent of the meetings held during the part of fiscal year 2003 during which he was a director, in the aggregate, by the Board and each committee of the Board of which he was a member. The Company's Board of Directors has the following committees: Audit, Budget, Compensation, Executive, and Nominating.

     The Audit Committee recommends the engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and system of internal controls. The Audit Committee met two times during fiscal year 2003. Until their resignation as directors in February 2004, the Audit Committee consisted of Mr. Shepherd, Chair, and Dr. Kearn. Since March 5, 2004 Messrs. Faliks and Goswami have been the members of the Audit Committee.

     As the Company's stock is not quoted on the Nasdaq Stock Market or listed on any exchange, it is not obligated to meet the standards for audit committees required by such self regulatory organizations. The Company has not adopted a charter for the Audit Committee.

     The Budget Committee reviews and makes recommendations with respect to the Company's annual budget, investments, financing arrangements and the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company. The Budget Committee met two times during fiscal year 2003. Until their resignations in February 2004, the Budget Committee consisted of Dr. Wall, Chair, and Mr. Shepherd. Since March 5, 2004, Messrs. Faliks, Goldbrenner and Lew have been the members of the Budget Committee.

     The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation paid to officers, administers the Company's Stock Option Plan, including the grant of options, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met four times in fiscal year 2003. Until their resignations in February 2004, the Compensation Committee consisted of Dr. Klock, Chair, and Dr. Kearn. Since March 5, 2004, Messrs. Faliks and Goldbrenner have been the members of the Compensation Committee.

     The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Nevada General Corporation Law or the Bylaws of the Company. The Executive Committee met ten times in fiscal year 2003. Until their resignations in February 2004, the Executive Committee consisted of Dr. Wall, Chair, and Dr. Kaufman. Since March 5, 2004, Messrs. Faliks, Handmaker and Schilling have been the members of the Executive Committee.

     The Nominating Committee recommends candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee gives appropriate consideration to qualified persons recommended by stockholders for nomination as directors provided that such recommendations are made in accordance with the Company's Bylaws and are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee. The Nominating Committee met one time in fiscal year 2003. Until their resignations in February 2004, the Nominating Committee consisted of Dr. Wall, Chair, and Dr. Krevans. Since March 5, 2004, Messrs. Blank, Faliks and Goldbrenner have been the members of the Nominating Committee.


BOARD MEMBER COMPENSATION

     EMPLOYEE DIRECTOR COMPENSATION. Directors who are also employees of the Company receive no fees for services provided in their capacity as directors, but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. See "EXECUTIVE COMPENSATION."

     NON-EMPLOYEE DIRECTOR COMPENSATION. Directors who are not employees of the Company are reimbursed for expenses relating to attendance at Board of Directors and committee meetings. In connection with their services to the Company, non-employee directors are also entitled to receive a one-time grant of 75,000 non-qualified options pursuant to Company's Stock Option Plan. Mr. Shepherd received $1,202 and $8,272 in fiscal years 2003 and 2002, respectively, in travel reimbursements relating to his service as a director. Mr. Krevans received $1,240 in travel reimbursements relating to his service as a director in fiscal year 2003.

     Options granted to non-employee directors have terms of ten years and the shares underlying the option vest over four years at the rate of 25% annually from the anniversary date. The exercise price of each option granted equals the fair market value of the Common Stock on the date of grant.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the Company's most highly paid executive officers (collectively referred to as the "Named Executive Officers") in fiscal year 2003. Compensation data for other executive officers is not presented in the graphs because aggregate compensation for such executive officers does not exceed $100,000 for services rendered in all capacities during the fiscal year. This information includes the dollar value of base salaries, bonus awards, the number of SARs/options granted, and certain other compensation, if any, whether paid or deferred.



                                                                                  LONG TERM COMPENSATION AWARDS

                                                                            OTHER        NUMBER OF
                                                                           ANNUAL         SHARES
                                                                         COMPENSATION   UNDERLYING          ALL OTHER
 NAME & PRINCIPAL POSITION     YEAR       SALARY          BONUS              (G)        OPTIONS (H)       COMPENSATION
________________________________________________          _____          ____________   ___________       ____________

Leon Kaufman, Ph.D.            2003      124,667               -               -               -              -

CEO (a)                        2002      220,000               -               -          75,000              -

                               2001      146,667          60,000   (f)         -               -              -


Shelley Powers,                2003       83,275  (d)          -           1,500               -              -
V.P.-Clinical
Development (b)                2002      118,678  (d)          -           3,169           7,500              -

                               2001      127,326  (d)          -           3,000               -              -

Oscar Gils Carbo,              2003       85,000               -           2,550               -              -

V.P.-Operations (c)            2002      150,000          18,750   (e)     4,500          25,000              -

                               2001       75,000          28,125   (f)         -              -               -


NOTES:
(a) Dr. Kaufman became the Company's Chief Executive Officer on February 1, 2001. Dr. Kaufman resigned from the Company on May 16, 2003.
(b) Ms. Powers started with the Company on June 22, 1998. On October 23, 2000, she was promoted to Vice President - Clinical Development; prior to this date, she was Vice President-Sales. Ms. Powers resigned from the Company on April 8, 2003.

(c) Mr. Gils Carbo started with the Company on April 1, 2001. Mr. Gils Carbo resigned from the Company on May 16, 2003.
(d) Includes $23,198, $18,554 and $34,468 in sales commissions paid for fiscal years 2003, 2002 and 2001, respectively.
(e) Represents executive bonus earned in fiscal year 2001 which was paid in fiscal year 2002.
(f) Represents executive bonus earned in fiscal year 2000 which was paid in fiscal year 2001.
(g) Represents the Company's  matching  contributions, of 3% to its IRS plan.
(h) Represents vested options granted by the Company, vested stock options as of March 31, 2004 or exercisable within 60 days thereafter.


STOCK OPTION PLAN

     In 1998, the Company approved a Stock Option Plan that authorized the issuance of options for up to 1,600,000 shares of the Company's common stock. On December 23, 1999, the Board authorized another 500,000 available for grant. The shareholders approved the plan at the Company's annual meeting on June 29, 2000. On September 15, 2001, the Board authorized an additional 2,000,000 shares available for grant and the shareholders approved the amendment at the Company's annual meeting held on March 6, 2002. Under this plan, no option may be exercised after the expiration date of ten years from the date of grant and no option may be exercised as to less than one hundred (100) shares at any one time. There are two categories of options: Incentive Stock Options (ISO) and Non-Qualified Stock Options (NSO).

     ISOs are granted to employees and the purchase price shall not be less than the Fair Market Value of the common stock share at the date of grant and no ISO shall be exercisable more than ten (10) years from date of grant except that in the case of any person who owns more than 10% of the voting power of all classes of stock, no ISO shall be exercisable more than five (5) years from date of grant.

     NSOs may be granted to any eligible participant. The purchase price shall not be less than 85% of the Fair Market Value of the shares at the time except that when the grantee owns more than 10% of the voting power of all classes of stock at the time of grant, the price is be 110% of the Fair Market Value of the shares at the time of the grant. No NSO shall be exercisable more than ten (10) years from the date of grant.


OPTION GRANTS AND EXERCISES IN 2003

     No stock option grants were made to Mr. Kaufman, Mr. Carbo or Ms. Powers in fiscal year 2003. Each of these executives resigned during fiscal year 2003 and none of these executives exercised any options in fiscal year 2003. All of the stock options held by such executives expired prior to September 30, 2003.

EMPLOYMENT AGREEMENT WITH DR. FALIKS

     Dr. Faliks and the Company entered into an Employment Agreement effective January 1, 2004, when Dr. Faliks became Chief Executive Officer of the Company. The agreement is for a term of one year and specifies a salary of $1.00 per year. Under the agreement, Dr. Faliks is eligible to participate in the Company's benefit and medical plans on the same terms as other key executives. If his employment is terminated at any time for any reason other than cause (as defined), Dr. Faliks would receive group health coverage for an additional two month period and any options that otherwise would have vested during such two month period will vest as of the date of termination.

CONSULTING AGREEMENT WITH MR. VALLEJO

     Mr. Vallejo and the Company entered into a Counsulting Agreement dated January 1, 2004, when Mr. Vallejo became Chief Operating Officer of the Company. The agreement is for a term of twenty four months and specifies compensation fo $10,500 per month. Mr. Vallejo is also eligible to receive up to two bonuses of up to $25,000 each based on the Company achieving certain revenue levels set forth in the agreement. Mr. Vallejo is also eligible for stock option awards determined by the Board of Directors. If his employment is terminated other than for cause all stock options previously granted to Mr. Vallejo, will become immediately vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since  March 5,  2004,  Dr.  Faliks  has been a member of the  Compensation
Committee. Dr. Faliks is an employee of the Company and receives compensation pursuant to his employment agreement.


                          COMPENSATION COMMITTEE REPORT

     This report is provided by the Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Committee, is responsible for establishing and administering the Company's executive compensation program.

     The Company's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its competitiveness in the medical imaging industry. It does this by utilizing competitive base salaries that recognize a philosophy of career continuity and by rewarding exceptional performance and accomplishments that contribute to the Company's success.


                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's  executive  compensation  program consists of three elements:
Base Salary, Bonus, and Equity Based Compensation.

     BASE SALARY. A competitive base salary is crucial to support the philosophy of management development and career orientation of executives. Salaries are targeted to pay levels of the Company's competitors and companies having similar capitalization and revenues, among other attributes. Executive salaries are reviewed annually.

     BONUS. Bonus awards are made in cash and in stock to recognize contributions to the Company's business during the past year. The bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills. Quarterly and annual revenue targets with associated bonuses are an effective way to motivate executives to develop the Company's revenues consistently, while annual profit bonuses incentivize executives to maintain the Company in a profitable state.

     EQUITY BASED COMPENSATION. Long-term incentive awards are designed to develop and maintain strong management through share ownership. The purposes of the Plan are to induce persons of outstanding ability and potential to join and remain with the Company; to provide an incentive for such employees, as well as for non-employee consultants, to expand and improve the profits and prosperity of the Company by enabling such persons to acquire proprietary interests in the Company; and to attract and retain key personnel through the grant of options to purchase shares of the Company's Common Stock. During fiscal year ended September 30, 2003, the Board of Directors awarded no stock options to its Chief Executive Officer and other executive officers.

                    2003 CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective February 1, 2001, the Board appointed Leon Kaufman, Ph.D. as the Chief Executive Officer. Pursuant to his Employment Agreement, Dr. Kaufman was entitled to a base salary equivalent to $220,000, and he was granted an option to purchase 300,000 shares of the Company's Common Stock. He received no stock option grants in fiscal years 2003 and 2001 and received 75,000 options in fiscal year 2002. Additionally, he was entitled to an incentive bonus based on various milestones including the Company's quarterly and annual gross revenues and net profit, and number of patents filed. He received no bonus in fiscal years 2003 and 2002 and a $60,000 bonus in fiscal year 2001. The Committee believes that the base salary and other terms and conditions of Dr. Kaufman's employment were consistent with the foregoing philosophy and objectives and reflected the scope and level of his responsibilities.

MEMBERS OF THE COMPENSATION COMMITTEE FOR FISCAL YEAR 2003

John C. Klock, M.D., Chair
Louis J. Kearn, Ph.D.


        FILINGS BY DIRECTORS, EXECUTIVE OFFICERS AND TEN PERCENT HOLDERS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year ended September 30, 2003, all forms have been filed on a timely basis.


                                  PROPOSAL TWO

AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE AN
                      ADDITIONAL 25 MILLION OF COMMON STOCK

     The Company's Amended and Restated Articles of Incorporation (the "Articles") currently authorizes the Company to issue up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. This proposal would amend the Articles to authorize the Company to issue an additional 25,000,000 shares, for a total of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock.


     Once the amendment is approved at the Annual Meeting, Article III of the Company's Amended and Restated Articles of Incorporation would be amended to read as follows:

                                   ARTICLE III

         The corporation is authorized to issue two classes of shares which shall be designated Common Stock and Preferred Stock, respectively. The total number of shares of Common Stock the corporation is authorized to issue is Seventy Five Million shares, whose par value shall be one-tenth cent each. The total number of shares of Preferred Stock the corporation is authorized to issue is Ten Million shares, whose par value shall also be one-tenth cent each. Preferred Stock may be issued from time to time in one or more series, and the board of directors of the corporation is hereby authorized to determine the designation of any such series, to fix the number of shares of any such series, and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors is also authorized, within the limits and restrictions stated in any resolution or resolutions of the board originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issuance of shares of that series.


         The holders of the Common Stock shall always be entitled to one vote per share of Common Stock in the election of directors and upon each other matter coming before any vote of shareholders.


     The larger number of authorized shares of common stock provided for in this proposal will provide the Company with the certainty and flexibility to undertake various types of transactions, including stock splits in the form of stock dividends, financings, increases in the shares reserved for issuance under stock incentive plans or other corporate transactions not yet determined.

     In order for the Company's Board to be able to respond to future circumstances with a reasonable degree of flexibility, the Company must have a sufficient number of authorized shares to cover any stock grants, stock dividends or other transactions. There are 50,000,000 shares of common stock authorized and as of June __, 2004. As of the same date, there were approximately 48,336,295 issued and outstanding shares of the Company's common stock and approximately shares reserved for issuance under the Company's employee benefit plans. Under the proposed amendment to the Articles, the additional shares of common stock would be available for issuance without further shareholder action, unless shareholder action is otherwise required by Nevada law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. The Company has no current plans to issue the remainder of the additional authorized shares.

     The additional shares of the Company's common stock that would become available for issuance if the proposed amendment were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes of control of the Company or changes in or removal of management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of the Company, shareholders nevertheless should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes of control of the Company, including transactions that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

VOTES REQUIRED


     Approval of the amendment to the Articles requires the affirmative vote of a majority of the shares of the Company's common stock represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions will be treated as votes against the amendment of the Articles and broker non-votes will have no effect on the voting results.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO


                                 PROPOSAL THREE

                      RATIFICATION OF INDEPENDENT AUDITORS

     Action is to be taken at the Annual Meeting with respect to the ratification of independent auditors, who were nominated by the Audit Committee, to examine the financial statements of the Company for fiscal year ending September 30, 2004. Unless otherwise directed therein, proxies received pursuant to this solicitation will be voted for the ratification of Odenberg, Ullakko, Muranishi & Company LLP, who served as the Company's auditors since November 25, 2002. Although the ratification of independent auditors is not required to be submitted to a vote of the shareholders, the Board of Directors believes that such ratification is a matter on which the shareholders should express their opinion. If the shareholders do not ratify Odenberg, Ullakko, Muranishi & Company LLP, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors. Odenberg, Ullakko, Muranishi & Company LLP has advised the Company that no member of its firm has any direct or indirect material financial interest in the Company. Representatives of Odenberg, Ullakko, Muranishi & Company LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

     FISCAL 2003 AUDIT FIRM FEE SUMMARY. During the fiscal year ending September 30, 2003, we retained our principal independent public accountants to provide services in the following categories and amounts:

Audit Fees                                        $  21,500
All Other Fees                                    $       -

     The audit committee of the Board of Directors has considered whether the provision of non-audit services by our principal independent public accountants is compatible with maintaining the independence of our principal independent public accountants.


VOTES REQUIRED

     The affirmative vote of a majority of the shares of the Company's common stock represented in person or by proxy at the meeting and entitled to vote on the proposal will be required to approve the ratification of our independent public accountants for the year ending September 30, 2004. Abstentions will be treated as votes against the ratification of our independent public accountants and broker non-votes will have no effect on the voting results.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL THREE


                         REPORT OF THE AUDIT COMMITTEE*

     *This section shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed "soliciting material" or filed under such Acts.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements and the integrity of the Company's accounting and financial reporting process, including its system of internal controls, the audit process and the process for monitoring compliance with laws and regulations and the Company's policies. The Company's independent certified public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and report its findings to the Board of Directors.

     The Committee has reviewed and discussed the consolidated financial statements of the Company for the period ended September 30, 2003 with representatives of management, who represented that the Company's consolidated financial statements for the period ended September 30, 2003 were prepared in accordance with generally accepted accounting principles. It had also discussed with Odenberg, Ullakko, Muranishi & Company, LLP, the Company's independent auditors, those matters required to be reviewed pursuant to Statement of Accounting Standards No. 61 ("Communications with Audit Committees" as modified or supplemented). The Committee has also received from Odenberg, Ullako, Muranishi & Company, LLP written independence disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees" as modified or supplemented) and has had a discussion with them regarding the auditor's independence.

     Based on the review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the financial statements of the Company for the year ended September 30, 2003 be included in the Company's Annual Report on Form 10-KSB for filing with the SEC.


MEMBERS OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2003

Louis J. Kearn, Ph.D.
Chris R. Shepherd

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                 By Order of the Board of Directors,


                                 _______________________________________________
                                                 Aviel Faliks
                                 Chairman, President and Chief Executive Officer
June ___, 2004

                                      PROXY

     This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Aviel Faliks and Ray Vallejo, or either of them, with full power of substitution, as Proxies of the undersigned to attend the Annual Meeting of Shareholders of AccuImage Diagnostics Corp. to be held on ____________, 2004 and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

1. Election of seven directors to serve until the 2005 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

     [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY
         (except as marked to the                     (to vote for all nominees
         contrary below)                              listed below)

(Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

     Aviel Faliks, Joel L. Blank, Hirsch Handmaker, David Goldbrenner, Sourav Goswami, Ron Schilling, Chung Lew

2. To approve an amendment to the AccuImage Amended and Restated Articles of Incorporation to authorize and additional 25 million shares of common stock.

     [ ] FOR the proposal                         [ ] AGAINST the proposal

3. To ratify the appointment of Odenberg, Ullako, Muranishi & Co., L.L.P. as the Company's independent accountants.

     [ ] FOR the proposal                         [ ] AGAINST the proposal

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby acknowledge receipt of (a) Notice of Annual Meeting of Shareholders to be held , 2004, (b) the accompanying Proxy Statement, (c) the Annual Report on Form 10-KSB of the Company for the fiscal year ended September 30, 2003 and (d) the Quarterly Report on Form 10-QSB of the Company for the quarter ended March 31, 2004.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR proposals one, two and three.

Please sign exactly as signature appears on this proxy card. Executors, administrators, traders, guardians, attorneys-in-fact, etc. should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign.

Dated:  ____________, 2004     ___________________________
                               Signature


                               ___________________________
                               Signature